Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact: Dena M. Hall Senior Vice President (413) 787-1700

UNITED FINANCIAL BANCORP, INC. ANNOUNCES COMPLETION OF CNB

FINANCIAL CORP. ACQUISITION AND APPOINTMENT OF DIRECTOR AND

SENIOR OFFICERS

West Springfield, Massachusetts – December 1, 2009 United Financial Bancorp, Inc. (NASDAQ Global Select: UBNK), parent of United Bank, announced today that it completed its acquisition of CNB Financial Corp. (OTCBB: CFNA), parent of Commonwealth National Bank, headquartered in Worcester, Massachusetts, effective November 30, 2009. Immediately following the completion of the acquisition, Commonwealth National Bank was merged with and into United Bank.

Effective immediately following the closing, CNB Financial President and CEO Charles R. Valade became an Executive Vice President at United Bank and CNB Financial Senior Vice President and Corporate Secretary Christine Trifari became a Senior Vice President at United Bank.

Also, effective immediately following the closing, CNB Financial director Paula A. Aiello was appointed to the United Financial board of directors. Ms. Aiello was also appointed a member of United Bank’s board of directors and its Loan Committee.

Ms. Aiello is Chief Financial Officer and Vice President of Administration for Youth Opportunities Upheld, Inc. of Worcester, and serves on the audit, finance and investment committees for the organization. She is a member of the Massachusetts Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and the Central Massachusetts Financial Executives Organization.

“We are pleased to welcome Charlie, Chris, Paula and the staff of Commonwealth National Bank to United Bank,” said Richard B. Collins, President and CEO of United Financial. “We have eagerly awaited this opportunity to expand our banking franchise. We look forward to building on the strong foundation that Charlie and his team have developed and to bringing our brand of banking to Worcester County. I am confident our two institutions will integrate seamlessly,” Collins said.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered savings bank headquartered at 95 Elm Street, West Springfield, MA 01090. United Bank operates 16 branch offices located throughout Hampden and Hampshire Counties in Western Massachusetts and will now operate the six newly acquired branch offices of Commonwealth National Bank located in Worcester County. Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s wide array of products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.